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EXHIBIT 12
CAPSTONE CAPITAL CORPORATION
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



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                                                                                                             FROM
                                                                                                          JUNE 30, 1994
                                                              YEAR                    YEAR               (INCEPTION) TO
                                                        ENDED DECEMBER 31,      ENDED DECEMBER 31,        DECENBER 31,
                                                              1996                    1995                   1994
                                                         --------------            -------------          -------------

EARNINGS

   Net Income                                               18,913,689                9,708,391              4,762,734
   Plus Fixed Charges                                        9,389,931                9,459,360              1,544,579
   Less Interest Capitalized Included above                   (522,686)                (466,668)               (94,858)
                                                         -------------             ------------           ------------

EARNINGS BEFORE FIXED CHARGES                               27,750,934               18,701,083              6,212,455
                                                         =============             ============           ============

FIXED CHARGES:

   Interest Exprense                                         8,812,170                8,786,913               1,438,860
   Amortization of Def. Debenture costs                              -                  183,052                       -
   Interest Capitalized                                        552,686                  466,668                  94,858
   Estimated interest factor of rental expense                  25,075                   22,727                  10,861
   (33% of $75,948, $68,871, $32,913 respectively)       -------------             ------------           -------------

   TOTAL FIXED CHARGES                                       9,389,931                9,459,360               1,544,579
                                                         =============             ============           =============

RATIO OF EARNINGS TO FIXED CHARGES                                 3.0 x                    2.0 x                    4.0  x
                                                         =============             ============           ==============

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